Exhibit 10.33
May 15, 2013
Mary L. Dotz
Chief Financial Officer
c/o Alpha and Omega Semiconductor Limited
475 Oakmead Parkway
Sunnyvale, California 94085
Dear Mary:
We are pleased to inform you that the Board of Directors (the “Board”) of Alpha and Omega Semiconductor Limited (the “Company”) approved a special bonus (the “Special Bonus”) for you in the aggregate amount of $200,000 payable as follows:

•	$100,000 will be payable on August 9, 2013, provided that you continue your employment as the Company’s chief financial officer (“CFO”) through such date; and

•
the remaining $100,000 will be payable in 3 equal monthly installments upon your completion of employment as the CFO through the 9th day of each subsequent month over the 3 month period from September 2013 to November 2013.

Furthermore, all unpaid amount of the Special Bonus, if any, will become immediately payable in the event that the Company terminates your employment (other than for Cause) prior to November 10, 2013. For purposes of the Special Bonus, “Cause” means (i) the commission of any act of fraud, embezzlement or dishonesty by you or your conviction of a felony, (ii) any unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by you adversely affecting the business or affairs of the Company in a material manner, (iv) your failure to cure any breach of your obligations under your Proprietary Information and Inventions Agreement with the Company after written notice of such breach from the Company and a reasonable cure period of at least thirty (30) days or (v) your breach of any of your fiduciary duties as an officer of the Company. All payments will be subject to collection of applicable withholding taxes.
The Company is providing the Special Bonus to you as an indication of confidence in and appreciation of your abilities. The Special Bonus is a special one-time bonus and is not a guarantee of continued employment or a permanent or recurring element of your compensation, nor will it impact any other element of your compensation for which you may otherwise be eligible.
Please indicate your acceptance of the terms of the Special Bonus by signing below and returning the signed letter to me.

Very truly yours,
Alpha and Omega Semiconductor Incorporated

/s/ Mike Chang
Mike Chang, Chief Executive Officer
/s/ Howard Bailey
Howard Bailey, Chairman of the Board Audit Committee
ACCEPTED AND AGREED:
/s/ Mary Dotz
Mary Dotz, Chief Financial Officer
Date: May 22, 2013